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                                                                    EXHIBIT 99.2



                                    JPE, INC.

                             SHAREHOLDERS AGREEMENT


     THIS SHAREHOLDERS AGREEMENT (this "Shareholders Agreement"), is made as of the 27th day of May, 1999, between ASC Holdings LLC, a Michigan limited liability company ("ASC"), and Kojaian Holdings LLC, a Michigan limited liability company ("Kojaian") (each of ASC and Kojaian, a "Shareholder", and together, the "Shareholders").


                                    RECITALS

     A. Simultaneously with the execution of this Shareholders Agreement and pursuant to an Investment Agreement dated April 28, 1999 among JPE, Inc., a Michigan corporation ("JPE"), ASC and Kojaian (the "Investment Agreement"), each of ASC and Kojaian have, among other things, subscribed for shares of common capital stock (the "Common Shares") of JPE and shares of preferred capital stock of JPE (the "Preferred Shares") (the Preferred Shares and the Common Shares, together, the "Shares") (the "Subscription").

     B. As a result of the Subscription, ASC and Kojaian, together, currently own a majority of the issued and outstanding Common Shares and Preferred Shares. Each of ASC and Kojaian have determined that it is in their mutual best interests to enter into this Shareholders Agreement to set forth certain agreements with respect to the corporate governance of JPE, transfers of the Shares and certain other matters.

     THEREFORE, the parties hereto, intending to be legally bound hereby, and in consideration of the mutual promises and covenants hereinafter made, agree as follows:

     1. Voting; Solicitation of Votes.

        (a) Neither Shareholder shall, without the prior written consent of the other Shareholder, (1) cast its votes at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of JPE (a "Shareholders Meeting") or consent (or cause to be consented) any of its Shares in a consent of the shareholders of JPE (a "Consent") unless at least sixty days prior to such Shareholders Meeting or Consent such Shareholder (the "Voting Shareholder") consults with the other Shareholder regarding the issues to be addressed at such Shareholders Meeting or by such Consent and the Voting Shareholder discloses to the other Shareholder its intention regarding how the Voting Shareholder intends to cast its Shares at such Shareholders Meeting or in such Consent or (2) vote or consent any of its Shares in a manner contrary to the intention it disclosed pursuant to Section 1(a)(1).



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        (b) Subject to the other terms of this Shareholders Agreement, (i) at any Shareholders Meeting, each Shareholder shall appear at the Shareholders Meeting or otherwise cause its Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) in connection with any Consent, each Shareholder shall cause its Shares to be cast in the Consent, (iii) neither Shareholder shall solicit the votes of (or enter into a voting or shareholders agreement (written or otherwise) with) any shareholder who is not a party to this Shareholders Agreement without the prior written consent of the other Shareholder, and (iv) each Shareholder shall vote or consent (or cause to be voted or consented) all of its Shares in accordance with Section 1(a) and
Section 2 of this Shareholders Agreement.

        (c) Notwithstanding Section 2(b), in the event that there exists a disagreement between the Shareholders regarding a potential vote at a Shareholders Meeting or Consent, whether such disagreement is disclosed pursuant to Section 1(a) or otherwise (a "Shareholders Deadlock"), each Shareholder shall abstain from voting or consenting any of its Shares with regard to the issue underlying the Shareholder Deadlock, and, if practical, shall use its best efforts to prevent such issue from coming to a vote before a Shareholders Meeting or Consent, including by failing to appear at a Shareholders Meeting or otherwise causing its Shares not to be counted as present thereat for the purpose of establishing a quorum at which such issue is to be presented for a vote or by failing to allow its Shares to be counted or cast in any Consent addressing such issue.

        (d) Neither Shareholder shall enter into any agreement or commitment (written or otherwise) to vote the shares of JPE with any shareholder of JPE who is not a party to this Shareholders Agreement without the prior written consent of the other Shareholder.

    2.  Board of Directors.

        (a) Number of Directors. In accordance with the Bylaws of JPE and each of its subsidiaries (JPE and each such subsidiary, a "JPE Company"), the Shareholders shall use their best efforts to establish a Board of Directors of each JPE Company (with regard to each JPE Company, the "Board of Directors") consisting of four members.

        (b) Election of Directors. In accordance with the Bylaws of each JPE Company, ASC shall nominate two individuals to serve on the Board of Directors of each JPE Company (the "ASC Nominees") and Kojaian shall nominate two individuals to serve on the Board of Directors of each JPE Company (the "Kojaian Nominees"). Each of ASC and Kojaian shall, at each election of the directors, vote all Shares owned by such Shareholder, on the record date fixed for a determination of those shareholders entitled to vote in any election of directors of each JPE Company, or will cause such shares to be voted, in favor of the election as directors of each JPE Company of the ASC Nominees and the Kojaian Nominees. With regard to each JPE Company, the ASC Nominee designated, from time to time, by ASC as the Chairman of the Board of Directors of such JPE Company shall be appointed the Chairman of the Board of Directors of such JPE Company by the applicable Board of Directors. With regard to each JPE Company, the Kojaian Nominee designated, from time to time, by Kojaian as the Vice Chairman of the Board of Directors of such JPE Company shall be appointed the Vice Chairman of the Board of Directors of such JPE Company by the applicable Board of Directors. As soon as

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practicable following the execution of this Shareholders Agreement, the
Shareholders shall take such action as is necessary to reconstitute the Boards of Directors as contemplated by Section 2(a) and this Section 2(b).

        (c) Filling Vacancies. At any time a vacancy is created on any of Board of Directors of a JPE Company by the death, removal or resignation of any one of the directors, (i) no action shall be taken by the applicable Board of Directors which would have an adverse effect on the party that nominated such director, until such vacancy on such Board of Directors has been filled in accordance with this Shareholders Agreement, and (ii) ASC and Kojaian shall cause the remaining directors to meet as quickly as possible for the purpose of approving and appointing a director to fill such vacancy in a manner so as to reconstitute such Board pursuant to the requirements of Section 2(b).

        (d) Subject to the other terms of this Shareholders Agreement, (i) no meeting of the Board of Directors of any JPE Company (for each JPE Company a "Board Meeting") may occur without the presence of all four (4) directors of such JPE Company at the Board Meeting and, subject to a consent described in
Section 2(d)(ii), in the event a director is incapable of attending an otherwise duly called Board Meeting, each other director shall use his or her best efforts to prevent such Board Meeting from being held, including by failing to appear at such Board Meeting, and (ii) any action taken at a Board Meeting without the presence of all four (4) directors shall be null and void ab initio without the prior written consent of the Shareholder which one or two nominees are not present at such Board Meeting (which consent may be limited to certain topics to be addressed and actions to be taken as set forth in such consent).

     3. Transfer of Shares. Neither Shareholder shall, directly or indirectly, Transfer or enter into any commitment to directly or indirectly convey or Transfer (as defined below), all or any portion of its Shares, or any interest therein, now held or hereafter acquired by such Shareholder, as the case may be, without the express prior written consent of the other Shareholder, which consent may be granted or withheld in the sole discretion of such other Shareholder. Any such Transfer may be conditioned upon the continued application of this Shareholders Agreement to any Shares subject to such Transfer. Any purported Transfer not expressly authorized by the terms of this Shareholders Agreement shall be void ab initio and of no force and effect. As used in this
Section 3, the term "Transfer" shall mean any transfer or conveyance whatsoever, including any sale, assignment, transfer, pledge, encumbrance, hypothecation or any other alienation (whether voluntary, involuntary or by operation of law).

     4. Disputes. Upon the event of (a) an impasse between the ASC Nominees, on the one hand, and the Kojaian Nominees, on the other hand, regarding any material issue lasting longer than ninety (90) days or (b) a Shareholder Deadlock lasting longer than ninety (90) days, the Shareholders shall use good faith, reasonable efforts to sell their ownership of JPE (whether by stock sale, asset sale, merger, consolidation, stock subscription or in any other manner whatsoever) to a third party purchaser (a "Divestiture"). Notwithstanding the foregoing, a Divestiture shall not be consummated unless (A) both Shareholders approve of the material terms of the Divestiture which approval shall not be unreasonably withheld and (B) the approval and/or the consummation of Divestiture is not a breach of the fiduciary duties of the Board of Directors of JPE and complies with all applicable laws and, in the event there are Shareholders



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of JPE other than the Shareholders, at the request of either Shareholder, the
Board of Directors of JPE shall have received a "fairness opinion" from Roney & co. stating that the Divestiture is fair to the shareholders of JPE from a financial point of view.

     5. Representations and Warranties of ASC. ASC hereby represents and warrants to Kojaian as follows:

        (a) Due Organization. ASC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan. ASC has all requisite power and authority to enter into and to perform this Shareholders Agreement.

        (b) Due Execution. The execution and performance by ASC of this Shareholders Agreement have been duly authorized by all requisite limited liability company action of ASC. The execution and performance by ASC of this Shareholders Agreement will not (i) violate any law, rule, regulation or any order of any court or other agency of government applicable to ASC or its business or assets, or ASC's Articles of Organization or Operating Agreement or
(ii) violate, cause the termination or acceleration of, or require consent under, any material indenture, agreement or other instrument to which ASC is a party or by which it is bound.

     6. Representations and Warranties of Kojaian. Kojaian hereby represents and warrants to ASC as follows:

        (a) Due Organization. Kojaian is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan. Kojaian has all requisite power and authority to enter into and to perform this Shareholders Agreement.

        (b) Due Execution. The execution and performance by Kojaian of this Shareholders Agreement have been duly authorized by all requisite limited liability company action of Kojaian. The execution and performance by Kojaian of this Shareholders Agreement will not (i) violate any law, rule, regulation or any order of any court or other agency of government applicable to Kojaian or its business or assets, or Kojaian's Articles of Organization or Operating Agreement or (ii) violate, cause the termination or acceleration of, or require consent under, any material indenture, agreement or other instrument to which Kojaian is a party or by which it is bound.

     7. Legend on Shares.

        (a) Endorsement on Certificates. Each of ASC and Kojaian shall use its best efforts to ensure that the certificates for all of the Shares owned by either ASC or JPE, whether now owned or hereafter acquired, shall, during the term of this Shareholders Agreement, bear a conspicuous legend in substantially the following form:

            "The shares of capital stock represented by this certificate are subject to, and are transferable only upon compliance with, a certain Shareholders Agreement dated as of May 27, 1999, between ASC Holdings, LLC, a Michigan limited liability


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            company, and Kojaian Holdings LLC, a Michigan limited liability company, the provisions of which are incorporated herein by reference. A copy of said agreement is on file in the office of the Secretary of JPE, Inc."

           (b) Removal of Legend. If any of the Shares shall cease to be subject to this Shareholders Agreement, the applicable shareholder may request to JPE, Inc. that it issue to such shareholder a new certificate evidencing such Shares without the legend required by Section 7(a) endorsed thereon. In addition, if any of the Shares are transferred to successors or assigns of a Shareholder pursuant to either Section 3 or Section 9.3 and such Shares continue to remain subject to the terms of this Shareholders Agreement, the legend set forth in Section 7(a) shall be amended to reflect the names of such successors or assigns.

     8. Equitable Remedies. The obligations of ASC, on the one hand, and Kojaian, on the other hand, under this Shareholders Agreement are of a special and unique character and the failure to perform such obligations under this Shareholders Agreement by ASC, on the one hand, or Kojaian, on the other hand, shall cause irreparable injury to the other party, the amount of which would be extremely difficult, if not impossible, to estimate or determine and which may not be adequately compensable by monetary damages alone. Therefore, any injured party shall be entitled, as a matter of course, to an injunction, restraining order, writ of mandamus or other equitable relief from any court of competent jurisdiction, including specific performance, restraining any violation or threatened violation of any term of this Shareholders Agreement, or requiring compliance with or performance of any obligations under this Shareholders Agreement, or requiring compliance with or performance of any obligations under this Shareholders Agreement, by the violating party or parties, or such other persons as a court of competent jurisdiction may order. The parties' rights under this Section 8 are cumulative and are in addition to the rights and remedies otherwise available to them under any other provision of this Shareholders Agreement, any other agreement or applicable law.

     9.    Miscellaneous.

           9.1 Notices. Any notice required or permitted to be given under this Shareholders Agreement must be sent by (a) recognized overnight courier (such as Airborne or Federal Express), (b) by certified or registered mail, postage prepaid or (c) by facsimile, with confirmation of transmission by the sender's machine, followed by further notice under (a) or (b) above the following business day, as follows:

              (a)   To ASC:                 ASC Holdings LLC
                                            One Heritage Place
                                            Suite 400
                                            Southgate, MI  48195
                                            Attn: David L. Treadwell
                                            Facsimile:  (734) 285-6702

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                    with a copy to:         ASC Holdings LLC
                                            One Heritage Place
                                            Suite 400
                                            Southgate, MI  48195
                                            Attn: Steven J. Morello
                                            Facsimile:  (734) 285-6702

              (b)   To Kojaian:             Kojaian Holdings LLC
                                            1400 N. Woodward Ave, Suite 250
                                            Bloomfield Hills, MI 48304
                                            Attn: C. Michael Kojaian
                                            Fascimile: (248) 644-7620

                    with a copy to:         Honigman Miller Schwartz and Cohn
                                            2290 First National Building
                                            Detroit, MI 48226
                                            Attn: G. Scott Romney
                                            Facsimile: (313) 465-7800

Notice shall be considered given (a) the next business day upon sending by a recognized overnight carrier, (b) three business days after deposit with certified or registered mail or (c) the next business day upon transmission by facsimile.

Addresses for notices may be changed by notice given pursuant to this Section
9.1.

        9.2 No Waiver. No waiver of any breach of any provision of this Shareholders Agreement shall be deemed a waiver of any preceding or succeeding breach or of any other provision of this Shareholders Agreement. No extension of time for performance of any obligations or acts under this Shareholders Agreement shall be deemed an extension of the time for performance of any other obligations or acts under this Shareholders Agreement.

        9.3 Successors and Assigns. This Shareholders Agreement shall bind and inure to the benefit of the parties and their successors and assigns; provided that each Shareholder shall have the right to assign (including by operation of law) this Shareholders Agreement only with the prior written consent of the other Shareholder.


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        9.4   Severability. The provisions of this Shareholders Agreement shall be deemed severable, and if any provision or part of this Shareholders Agreement is held illegal, void or invalid under applicable law, such provision or part may be construed or deemed changed by a court of competent jurisdiction to the extent reasonably necessary to make the provision or part, as so construed or changed, legal, valid and binding. If any provision of this Shareholders Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Shareholders Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

        9.5 Entire Agreement; Amendment. This Shareholders Agreement contains the entire agreement of the parties with respect to the subject matter addressed herein, and no representations made by either Shareholder may be relied on unless set forth in this Shareholders Agreement. This Shareholders Agreement may be altered or amended only by an instrument in writing, duly executed by each of ASC and Kojaian.

        9.6 Cost of Litigation. If either party breaches this Shareholders Agreement and if counsel is employed to enforce this Shareholders Agreement, the successful party shall be entitled to Fees and Costs (as defined in the Investment Agreement) associated with such enforcement.

        9.7 Interpretation. This Shareholders Agreement is being entered into among competent and experienced business persons, represented by counsel, and have been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Shareholders Agreement shall not necessarily be construed against any particular party as the drafter of such language.

        9.8 Counterparts. This Shareholders Agreement may be executed in two counterparts (by facsimile transmission or otherwise), each of which when so executed shall be deemed an original, but both of such counterparts together shall constitute one and the same instrument.

        9.9 Applicable Law; Venue. This Shareholders Agreement shall be construed in accordance with and governed by the laws of the State of Michigan without regard to principles of conflicts of law. The parties acknowledge that the United States District Court for the Eastern District of Michigan or the Circuit Court for the County of Oakland shall have exclusive jurisdiction over any case or controversy arising out of or relating to this Shareholders Agreement and that all litigation arising out of or relating to this Shareholders Agreement shall be commenced in the United States District Court for the Eastern District of Michigan or in the Oakland County Circuit Court.

        9.10 Expenses. Except as otherwise provided in this Shareholders Agreement, each party shall bear its own expenses in connection with this Shareholders Agreement, including costs and expenses of its respective attorneys, accountants, consultants and other professionals.


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        9.11  Further Assurances. If at any time after the execution of this
Shareholders Agreement, ASC or Kojaian reasonably considers or is advised that any further actions, assignments or assurances on its part are necessary or desirable to carry out the intent and accomplish the purposes of this Shareholders Agreement, it shall, at its own expense, take such actions, execute and make all such assignments and assurances and do all things necessary or appropriate to carry out the intent and accomplish the purposes of this Shareholders Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Shareholders Agreement as of the day and year first written above.

                       (SIGNATURES ON THE FOLLOWING PAGE)



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                                     ASC HOLDINGS LLC,
                                     a Michigan limited liability company


                                     By: /s/ David L. Treadwell
                                        ----------------------------------------
                                              Name: David L. Treadwell
                                                   -----------------------------
                                                       Its: President and Chief
                                                           ---------------------
                                                            Executive Officer
                                                           ---------------------

                                     KOJAIAN HOLDINGS LLC,
                                     a Michigan limited liability company


                                     By: /s/ C. Michael Kojaian
                                        ----------------------------------------
                                              Name: C. Michael Kojaian
                                                   -----------------------------
                                                       Its: President and Chief
                                                           ---------------------
                                                            Executive Officer
                                                           ---------------------



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